Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

Codex DNA, Inc. (the Company) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the Exchange Act): our common stock, par value $0.0001 per share.

As used in this summary, the terms “the Company,” “we,” “our” and “us” refer to Codex DNA, Inc. The following is a description of the material terms and provisions relating to our capital stock. The following description is a summary that is not complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, and to provisions of the Delaware General Corporation Law. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws, each of which may be amended from time to time, are included as exhibits to the Annual Report on Form 10-K to which this description is an Exhibit.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation
In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and

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privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Fully Paid and Nonassessable
All of our outstanding shares of common stock are be fully paid and nonassessable.

Preferred Stock
Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Certain provisions of Delaware law and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock
Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of initial Class I directors shall terminate on the date of the 2022 annual meeting, the term of the initial Class II directors shall terminate on the date of the 2023 annual meeting, and the term of the initial Class III directors shall terminate on the date of the 2024 annual meeting. At each annual meeting of stockholders beginning in 2022, the class of directors whose term expires at that annual meeting will be subject to reelection for a three-year term.

Removal of Directors
Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause by a vote of no less than a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Director Vacancies
Our amended and restated certificate of incorporation authorizes only our board of directors to fill vacant directorships.

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No Cumulative Voting
Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders
Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the chair of our board of directors, by our chief executive officer or president, or by the board of directors acting pursuant to a resolution adopted by a majority of the board.

Advance Notice Procedures for Director Nominations
Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the Company, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company. The stockholder’s notice must also include items described in our amended and restated bylaws. Any stockholder nominee must also provide the information and make the representations as required by our amended and restated bylaws.

Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the Delaware General Corporation Law (DGCL). Certain amendments to our amended and restated certificate of incorporation will require the approval of a majority of our board of directors and stockholders holding two-thirds of the voting power of our then outstanding capital stock. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least majority of the voting power of all the then outstanding shares of the common stock, except for any amendment of the above provisions and others, which would require the approval of a two-thirds majority of our then outstanding common stock. Additionally, our amended and restated certificate of incorporation provides that our bylaws may be amended, altered or repealed by the affirmative vote of the majority of our board of directors.

Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of Nasdaq, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

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Exclusive Jurisdiction
Our amended and restated bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim arising pursuant to the DGCL, any action regarding our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder. See the section titled “Risk Factors - Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees.”

Business Combinations with Interested Stockholders
We are governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our

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stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “DNAY.”

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co. LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.